U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                    Commission  File No. 0-14133

                                 ShareData Inc.
             (Exact name of registrant as specified in its charter)

             2117 South 48th Street, Suite 105, Tempe, Arizona 85282
                                 (602) 438-1850

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Common Stock, no par value; Preferred Stock, $.04 par value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an "X" in the box(es) to designated the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [   ]       Rule 12h-3(b)(1)(ii)       [   ]
         Rule 12g-4(a)(1)(ii)      [ X ]       Rule 12h-3(b)(2)(i)        [   ]
         Rule 12g-4(a)(2)(i)       [   ]       Rule 12h-3(b)(2)(ii)       [   ]
         Rule 12g-4(a)(2)(ii)      [   ]       Rule 15d-6                 [   ]
         Rule 12h-3(b)(1)(i)       [   ]


Approximate  number of holders of record as of the certification or notice date:
400


         Pursuant to the requirements of the Securities Exchange Act of 1934, ShareData Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 10, 1997                   By  /s/ Lanny R. Lang
                                              -------------------
                                              Lanny R. Lang, Secretary